SHARE SALE AND TRANSFER AGREEMENT


BETWEEN


"PAMELA" VERWALTUNGSGESELLSCHAFT GMBHGEHEIMRAT-ROSENTHAL-STR. 100
SELB
FEDERAL REPUBLIC OF GERMANY
(HEREINAFTER REFERRED TO AS "SELLER")


AND


VISHAY INTERTECHNOLOGY, INC.
63, LINCOLN HIGHWAY
MALVERN, PA 19355, U.S.A.
(HEREINAFTER REFERRED TO AS "VISHAY")


AND


ATMEL CORPORATION
2325 ORCHARD PARKWAY
SAN JOSE, CA 95131
USA
(HEREINAFTER REFERRED TO AS "ATMEL")


AND


ATMEL HOLDING GMBH I.G.
THERESIENSTR. 2
74025 HEILBRONN
(HEREINAFTER REFERRED TO AS "PURCHASER")


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                                      -2-

DEFINITIONS

"Affiliate"          of any company shall mean a company  affiliated  with such  firstmentioned  company in the  meaning  of ss.ss. 15 et seq.  German  Stock  Corporation  Act  (Aktiengesetz).
                     Being "affiliated" shall have the corresponding meaning.

"TEMIC"              shall mean Temic Telefunken microelectronic GmbH or any Affiliate thereof.

"TSG Discrete
Subsidiaries"        shall mean the companies belonging to the Discrete Business.

"TSG IC
Subsidiaries"        shall mean the companies belonging to the IC Business.

"TSG Part"           shall  mean  the  part of TSG  neither  being  the IC  Business  nor  the  Discrete
                     Business.


1.
SALE AND TRANSFER OF THE TSG SHARE

(1) Economically effective as of the end of February 28, 1998 (24:00 hrs.) (the date of such transfer is hereinafter referred to as the "IC Transfer Date") and in accordance with, upon and subject to the terms and conditions of this Agreement: Seller hereby sells and transfers to the Purchaser a (partial) share in the nominal amount of DM 40,000,000 (the "TSG Share"; making up 50 % of the nominal share capital) of TEMIC Semiconductor GmbH, a German company ("TSG "), all rights and obligations pertaining thereto for the past and for the future, and with the right to receive the dividends pertaining to the TSG Share resulting from (x) the profits realized in the time from the IC Transfer Date on and (y) not yet distributed profits of TSG and the TSG IC Subsidiaries (such as retained earnings).

(2) Economically effective as of the IC Transfer Date and in accordance with, upon and subject to the terms and conditions of this Agreement, Seller hereby sells and transfers to the Purchaser the following receivables (Forderungen):

     (a) receivable of the Seller against MHS S.A. in the amount of US-$ 51,9 million (the "Matra Receivable");

     (b)  receivable   of   the   Seller   against   TSG  in   the   amount   of
          US-$18,978,700.-- (the "TSG IC Receivable").


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                                      -3-

(3) The Purchaser hereby accepts such sale and transfer referred to above under subcl. (1) and (2).

(4) March 2, 1998, 24.00 hours shall be referred to as the "Effective Time" in this Agreement.

(5) The notice to TSG of the share transfer pursuant to ss. 16 (1) of the German Limited Liability Company Act will be given immediately after the Effective Time.


2.
CONDITIONS TO TRANSFER OF THE TSG SHARE

The transfer of the TSG Share is subject to the conditions precedent that

a) the Purchase Price (as defined) including interest thereon, if any, for all transfers contemplated by this Agreement be paid in full in accordance with
     Section 10; and

b) a notification by the Federal Cartel Office (Bundeskartellamt) that the purchase of the TSG Share by the Purchaser does not fulfill the prohibition prerequisites of Sec. 24 (1) of the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen) be received by Seller or Purchaser or their respective counsel.

Until the effectiveness of the transfer of the TSG Share, the Seller will ensure that TSG will be managed in the ordinary course of business and that all major issues are, to the extent legally possible, discussed with the Purchaser before implementing them.


3.
REAL ESTATE

(1) Seller and Purchaser shall ensure that Seller or the Seller Spin-off Company and TSG (as tenants) and Purchaser or the Purchaser Spin-off Company (as landlord) execute, immediately after the effectiveness of the Spin-off, lease agreements with the following main conditions and otherwise at terms usually for lease agreements of this type.

(2) Basic terms:

     Duration: 10 years
     Rent and expenses: based on the allocation of rent and expenses used prior to the IC Transfer Date if reasonable


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                                      -4-

     Sublease: Right of the tenant with continuing secondary liability Moving-out: renovation obligations enabling landlord to continue leasing without renovation costs
     Environmental matters: full liability for environmental problems caused by tenant.

4.
AGREEMENT REGARDING SPIN-OFF

(1) The Seller and the Purchaser shall ensure that, as soon as legally possible, the business involving the design, marketing and manufacturing of Discretes (Servo, opto) and Power ICs (hereinafter referred to as the "Discrete Business") and the business involving the design, marketing and manufacturing of ICs (hereinafter referred to as the "IC Business") be split from each other (the "Spin-off") by spinning them off (abspalten) into two separate companies (the "Seller Spin-off Company" and the "Purchaser Spin-off Company"). The effective time of the Spin-off (Spaltungsstichtag) shall be February 28, 1998.

(2)  The Discrete Business is defined in more detail in Schedule 4.2.

(3) The IC Business is defined in more detail in Schedule 4.3. The IC Business shall also include certain real estate to be mutually agreed upon between Seller and Purchaser at a later date as being compatible with the IC Business. To the extent that it is not possible or advisable to include such real estate in the Spin-off, the parties may elect to choose other ways of transfer from the Seller or its Affiliates to the Purchaser or its Affiliates.

(4)  The TSG Part is defined in more detail in Schedule 4.4.

(5) The organization of TSG until the time of the effectiveness of the Spin-off (registration in the commercial register) is described in more detail in
     Schedule 4.5.a and the organization of the TSG IC Subsidiaries until the time of the fulfillment of the condition precedent contained in Section 2
     (b) is described in more detail in Schedule 4.5.b.

(6) The parties agree that Seller is entitled to elect that Temic Microelectronics Ges.mbH, Austria, is not part of the Spin-off. In such case Seller shall purchase Temic Microelectronics Ges.mbH at such conditions that no party is economically worse off than under the Spin-off (would the Spin-off include Temic Microelectronics Ges.mbH).

(7) The parties agree that Purchaser or any of its Affiliates is entitled to elect that Matra S.A., France is not part of the Spin-off. In such case Purchaser or any of its Affiliates


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                                      -5-

     shall purchase Matra S.A at such conditions that no party is economically worse off than under the Spin-off (would the Spin-off include Matra S.A.).


(8) The parties agree that Purchaser or any Affiliate of Purchaser is entitled to receive the assets relating to the IC Business of Temic Semiconductor (Phils.) Inc.. Once the Seller (or an Affiliate of the Seller) or TSG becomes the shareholder of Temic Semiconductor (Phils.) Inc., the Seller shall ensure that Temic Semiconductor (Phils.) Inc. transfers to Purchaser or, at Purchaser's direction, to an Affiliate of the Purchaser, such assets of Temic Semiconductor (Phils.) Inc. which belong to the IC Business. It is understood between the parties that such assets belong to the IC Business sold hereunder to the Purchaser so that no additional purchase price is payable for such transfer of the assets. If a purchase price has to be paid, for whatever reasons, the parties shall ensure that no party is economically worse off than without any specific payment of a purchase price.

     Before Purchaser or any Affiliate of Purchaser exercises its right to receive the assets relating to the IC Business of Temic Semiconductor (Phils.) Inc., the Purchaser (or its relevant Affiliate) shall be responsible for the part of Temic Semiconductor (Phils.) Inc. belonging to the IC Business. Such responsibility shall include any costs relating to the giving of notices to employees and environmental issues, all to the extent they relate to the IC Business after the IC Transfer Date.

(9) The parties agree that the TSG IC Receivable will be part of the Spin-off into the Purchaser Spin-off Company and that the TSG Discrete Receivable will be part of the Spin-off into the Seller Spin-off Company.

(10) In case of disagreement between the Seller and the Purchaser regarding the content of the spin-off documentation (including the employees, assets, liabilities and contracts to be transferred), the Seller and/or the Purchaser may submit the issue in dispute to an arbiter jointly elected by the Seller and the Purchaser. If Seller and Purchaser cannot agree upon an arbiter, KPMG and Hengeler Mueller Weitzel Wirtz where Hengeler Mueller Weitzel Wirtz shall be responsible for the legal matters and KPMG shall be responsible for the non-legal matters shall decide the issue in dispute.

(11) The parties agree that the TSG IC Receivable and the TSG Discrete Receivable shall be allocated to the IC Business (TSG IC Receivable) and to the Discrete Business (TSG Discrete Receivable). The parties further agree that the creditors of both such receivables shall not be entitled to (i) interest from TSG but only from the Seller Spin-off Company and the Purchaser Spin-off Company, respectively, and, (ii) repayment of any principal amount from TSG.

(12) Seller shall be responsible for any taxes arising on the level of TSG in connection with the Spin-off of the Discrete Business to the Seller Spin-off Company and shall

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                                      -6-


     indemnify TSG for any such tax payments. Purchaser shall be responsible for any taxes arising on the level of TSG in connection with the Spin-off of the IC Business to the Purchaser Spin-off Company and shall indemnify TSG for any such tax payments.


5.
EMPLOYEES; PENSIONS

(1) The parties will try to establish three lists of employees relating to TSG (the "Service Employees"), the Seller Spin-off Company (the "Discrete Employees") and the Purchaser Spin-off Company (the "IC Employees"), all for the time after the effectiveness of the Spin-off (and prior thereto to the individual business areas within TSG).

(2) The parties agree that all pension liabilities of TSG with respect to the current IC Employees shall be part of the Spin-off into the Purchaser Spin-off Company, that all pension liabilities of TSG with respect to the current Discrete Employees shall be part of the Spin-off into the Seller Spin-off Company and that all pension liabilities of TSG with respect to the current Service Employees shall remain part of TSG. All pension liabilities with respect to the former employees of TSG (including retired employees) shall be part of the Spin-off into the Seller Spin-off Company (to the extent legally possible). To the extent it is not legally possible to transfer by way of Spin-off all pension liabilities relating to all former employees of TSG to the Seller Spin-off Company, such pension obligations shall remain with TSG and the Seller, Vishay and the Seller Spin-off Company shall reimburse and hold harmless TSG for all costs and expenses resulting from the pension obligations which have to remain with TSG.


6.
AGENTS, DISTRIBUTORS; SALES OFFICES

(1) Independent sales agents and distributors active in the distribution of goods of the Discrete Business and the IC Business shall, if the parties so decide, continue to distribute goods of both such Businesses. In such a case, both, the Seller Spin-off Company and the Purchaser Spin-off Company, shall try to execute independent agreements with the agents and distributors.

(2) If only one of the parties decides that it wants to continue with the respective agent or distributor, the other party shall try to execute an agreement with such agent or distributor on the terms of the termination. In case such distributor is entitled to


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                                      -7-


     receive a compensation because of the loss of part of the business, such compensation shall be borne by the party electing to discontinue with the agent or distributor.

(3) With respect to sales offices of the Business, Seller and Purchaser shall try to find an allocation of such sales offices to one or both of them together with an agreement regarding the respective division of costs. The Purchaser shall state which sales offices it wants to use. If the Seller also wants to use such sales office the costs shall, unless the parties agree otherwise, be shared in the relation of 60 % (Seller) and 40 % (Purchaser). In cases where only Seller or Purchaser want to use the respective sales office the respective party shall bear all of its costs. Where neither party wants to use the respective sales office, the sales office shall be closed and the costs shall, unless the parties agree otherwise, be shared in the relation of 60 % (Seller) and 40 % (Purchaser).


7.
OBLIGATIONS OF SELLER AND PURCHASER AT THE EFFECTIVE TIME

At the Effective Time the Seller shall have put TSG and each of the TSG IC Subsidiaries into the financial position that there is no negative balance on the intercompany accounts ("IC Accounts") with Daimler Benz AG or any Affiliate of Daimler Benz AG or Vishay or any Affiliate of Vishay and no negative balance on the bank accounts ("Bank Accounts") nor that there is any bank debt outstanding except for the following debt of TSG and the TSG IC Subsidiaries:

(1) debt of MHS S.A. against the Seller in the amount of US-$ 51,9 million being the Matra Receivable;

(2) debt of TSG against the Seller in the amount of US-$ 18,978,700 being the TSG IC Receivable; and

(3) debt of TSG against the Seller relating to the Discrete Business and being referred to as the TSG Discrete Receivable in an amount equal to the remainder between the total debt of TSG against the Seller (approximately DM 112 million) and US-$ 18,978,700.


8.
CHANGE OF CONTROL AGREEMENTS

(1) Some of the contracts and agreements of TSG and the TSG IC Subsidiaries contain clauses that give rise to a right of termination, cancellation or acceleration in the event that the direct or indirect control of TSG or a
       TSG  IC  Subsidiary  should  change.   All


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                                      -8-

     material change of control agreements of TSG and the TSG IC Subsidiaries, including but not limited to agreements with licensors and with customers and clients, are listed on Schedule 8.1 (together with any such agreements not listed on Schedule 8.1, the "Change of Control Agreements").

(2) Except as otherwise provided in this Section, Seller does not warrant, and any warranty is expressly excluded, that the respective other party or parties to the Change of Control Agreements will not assert a termination right, renegotiation right or similar right as a result of the execution and performance of this Agreement; this limitation of warranty also applies to any statutory termination or similar rights in the event of a change of control.

(3) Notwithstanding subcl. (2) above, Seller shall use its commercially reasonable efforts, and shall try to obtain the assistance of TEMIC and/or Daimler Benz AG to assist the Purchaser in its efforts to afford the Purchaser the benefits of the continuation of the Change of Control Agreements from and after the Effective Time, despite the sale and transfer of the TSG Share to the Purchaser.

(4) With respect to the MHS S.A. (formerly "MATRA MHS S.A.") grant and subsidies matter described in Section 6 (5) of the Vishay-Temic Agreement, the Seller shall exercise all its rights described thereunder and shall assign to or (if the assignment is not possible) pass on to the Purchaser any benefits received thereunder, especially any reimbursements under the 80 %/20 % indemnity provision contained in such aforementioned Section. In order to benefit from such indemnity, the Purchaser is aware that it will have to comply with the obligations of the Seller contained in such aforementioned Section.


9.
PURCHASE PRICE

(1) The purchase price for the TSG Share (the "Share Purchase Price") amounts to US-$ 37,374,300 and includes the additional real estate referred to in
     Section 4 (3), above. The purchase price of the Matra Receivable amounts to US-$ 51,900,000 and the purchase price for the TSG IC Receivable amounts to US-$18,978,700 (together the "Receivables Purchase Price"). The Share Purchase Price and the Receivables Purchase Price shall together be referred to as the "Purchase Price". Together, the Purchase Price (calculated on a debt-free basis, see Section 7) amounts to US-$ 108,253,000.

(2) The Purchase Price is reduced by any negative balance on the IC Accounts and Bank Accounts (including any bank debt), other than the receivables referred to in Section 7


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                                      -9-

     hereof, which have not been settled prior to the Effective Time as provided for in Section 7 hereof.

(3) If the diputes/litigation matters with IBM and SGS-Thompson lead to payment obligations in excess of the sum of DM 1,8 million and FF 28 million then the Seller shall pay to the Purchaser any excess above such aforementioned sum up to a maximum of US-$ 1 million.

(4) To the extent that balance sheet adjustments in respect of the IC Business or the TSG Part are being made in accordance with the provisions of the Vishay-Temic Agreement then the Purchase Price is reduced by 100 % of any negative balance of the adjustments relating to the IC Business and by 50 % of any negative balance of the adjustments relating to the TSG Part on the basis that the Purchaser shall benefit from any adjustments in accordance with the provisions of the Vishay-Temic Agreement as if he were a party to such agreement.


10.
PAYMENT

(1) In case the condition precedent contained in Section 2 (b) has not been fulfilled on the date hereof, the Purchaser shall pay the Purchase Price to the following escrow account:

              Account:                    844386
              Bank:                       Nations Bank, Texas
              Accountholder:              Vishay Int. in trust for Atmel Corp.

       The payment shall be made under the condition that the amount shall be paid to the Seller upon fulfillment of the condition precedent contained in Section 2 (b) provided this fulfillment occurs prior to June 30, 1998. If the fulfillment of the aforementioned condition precedent does not occur prior to June 30, 1998, the payment of the escrow amount shall be made to the Purchaser. The interest accruing on the escrow account shall be for the benefit of the Purchaser.

(2) 3 % over and above the discount rate of the German Federal Reserve Bank prevailing from time to time is hereby agreed to be the interest rate for all cases of payment default (Zahlungsverzug) among the parties to this Agreement; the creditor may assert excess damage.

(3) Payment of the Purchase Price shall be made in U.S. dollars.


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                                      -10-

11.
TAXES

(1)    Definitions

       a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security, value added, or other taxes, including any interest, penalties or additions attributable thereto, imposed by the relevant federal, state, or local taxing authority or a taxing authority of any other country.

       b) For purposes of this Agreement, "Tax Return" shall mean any returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any taxing authority with respect to Taxes.

(2)    Cooperation on Tax Matters

     a) Purchaser and Seller and, to the extent reasonably required, TSG shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     b) Purchaser and Seller agree (i) until one year after expiration of all applicable statutes of limitation (as may be extended) to retain, or cause to be retained, all books and records with respect to Tax matters pertinent to TSG relating to any taxable periods ending prior to or including the IC Transfer Date, and to abide by all record retention agreements entered into with any taxing authority, (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records after the periods described in
          (i) above, and (iii) if the other party so requests, allow the other party to take possession of such books and records.

     c) Purchaser and Seller further agree, upon request from the other party, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of TSG or from any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed, including but not limited to with respect to the transactions contemplated hereby.

(3)  Tax representation and indemnification, Set-off of Tax Benefit

     Subject to Section 13 (6), (9) and - with the exception (b), below- (12):

     a) Seller represents that each of TSG and the TSG IC Subsidiaries has timely, completely, and accurately in all material respects, filed all Tax Returns required to be filed by it on or before the IC Transfer Date with respect to any taxable period or periods ending on or before the IC Transfer Date, and has paid, or, as the case may be, has caused its Affiliates to pay in a timely fashion all Taxes shown to be due on such Tax Returns to the appropriate tax authorities. Except with respect to any tax audits, there is no action, suit, proceeding, investigation or claim for any Taxes been proposed, asserted or, to the knowledge of TEMIC and/or the Seller, threatened.

          Seller hereby indemnifies Purchaser against and agrees to hold the Purchaser harmless from any unpaid Tax of (or levied against) TSG and/or the TSG IC Subsidiaries with respect to unpaid Taxes with respect to any periods ending on or before the IC Transfer Date.

     b) Purchaser hereby indemnifies Seller against and agrees to hold Seller harmless from any Tax imposed on a Vishay Company or any of their Affiliates with respect to the business of the TSG IC Subsidiaries, incurred with respect to any taxable period or periods beginning on or after and ending after the IC Transfer Date. Seller hereby indemnifies Purchaser against and agrees to hold Purchaser harmless from any Tax imposed on an Atmel Company or any of their Affiliates with respect to the business of the TSG Discrete Subsidiaries, incurred with respect to any taxable period or periods beginning on or after and ending after the IC Transfer Date.

     c) Any indemnity obligation pursuant to Section 11 (3) (a) or (b) above shall be (i) reduced by any Tax Benefit realized by the indemnified party or any Affiliate thereof or successor thereto, with respect to such Taxes or the adjustment giving rise to such claim for indemnification, and (ii) subject to presentation of the final assessment of such Tax, on or before the 60th day following the expiration of the applicable statute of limitations. "Tax Benefit" shall mean the present value or any present or future deduction, expense, loss, increase in asset basis, credit or refund then or thereafter realized by a party or an Affiliate thereof or successor thereto, in respect of Tax Benefits in Germany or elsewhere calculated using the interest rate of 6 % per annum.

     d) Each party agrees (i) to give within ten Business Days written notice to the other party of any additional Tax (including, but not limited to, any Tax assessments, whether final or not) or the assertion of any claim or the commencement of any suit, action or proceeding in respect of which such party may seek indemnity hereunder, and (ii) to give the other party such information with respect thereto as the other party may reasonably request, and (iii) upon the other party's instruction, to file, or cause the company concerned to file, any notice, objection or otherwise with the appropriate taxing authority. The indemnifying party shall not be liable under this Section 11 (3) to the extent such party is materially adversely affected by the indemnified party's failure to comply with this provision.

     e)   An indemnifying party may, at its own expense,  (i) participate in and
          (ii) upon notice to the other party, assume the defence of any suit, action or proceeding, including any Tax audit, concerning any Tax liability as to which it may be liable under this Section 11 (3) and as to which written notice was given pursuant to Section 11 (3) d). If a party chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defence or prosecution thereof. A party shall not be liable under Section 11 (3) to the extent such party's liability under this Section is materially adversely affected as a result of any failure or omission to do so on the part of the other party or any Affiliate thereof or successor thereto.


12.
WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

(1) The description of and representations as to the corporate structure of TSG and its Affiliates set forth, or referred to, in Section 1 (1) through (8) of the Vishay-Temic Agreement are true and accurate in all material respects. Seller is the creditor of the Matra Receivable and the TSG IC Receivable; such receivables are due and payable with no more than 10 days notice, they are free and unencumbered in all respects and the respective debtors do not have any right to refuse or delay payment thereunder. Upon execution of this Agreement, the Purchaser will be the creditor of such receivables.

(2) TSG and the TSG IC Subsidiaries are a corporation, a limited liability company or a partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organisation. Each of TSG and the TSG IC Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power or authority would not individually or in the aggregate have a material adverse effect on the business, financial condition or result of operations of TSG and the TSG IC Subsidiaries, taken as a whole (a "Material Adverse Effect") in excess of DM 1 million. TSG and the TSG IC Subsidiaries are duly qualified or licensed to do business as a foreign corporation, foreign limited liability company or foreign partnership and, where applicable, are in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect in excess of DM 1 million. Schedule 12.2 sets forth a complete and accurate list of all jurisdictions in which TSG and each of the TSG IC Subsidiaries are qualified or licensed to do business. The Seller has heretofore delivered to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws (or other similar charter documents) or partnership agreements of TSG and the TSG IC Subsidiaries (except inactive Subsidiaries identified as such on Schedule 12.2), as currently in effect.

(3) The Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, except as set forth in this Agreement. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally.

(4) Except as set forth on Schedule 12.4 and except for applicable requirements of the German GWB and ss. 3 of the German Currency Act (Wahrungsgesetz) to the knowledge of the Seller, there is no requirement applicable to the Seller or TSG to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, as a condition to the lawful consummation by the Seller of the transactions contemplated by this Agreement. Except as set forth on Schedule 12.4, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar charter documents) of the Seller or TSG or any of the TSG IC Subsidiaries, or
         (ii) assuming that the filings referred to in the first sentence of this subcl. (4) are duly and timely made, to the knowledge of TEMIC and/or the Seller, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Seller, TEMIC, TSG, any of the TSG IC Subsidiaries or any of their respective properties or assets; excluding from this clause (ii) such breaches, defaults and violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect in excess of DM 1 million.

(5) Except for the possibility that the French Government (Ministry of Industry) might consider to claim repayment of French Franc 417 million the Subsidy granted to MATRA MHS S.A., unless appropriate assurances which may be expected by the French Government would be given by the Purchaser, neither the Seller nor TEMIC have reason to believe that the other parties to the Change of Control Agreements, which are material to the Business, will upon the sale and transfer of the TSG Share to the Purchaser or the Spin-off, exercise a right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any such material Change of Control Agreement.

(6) All legal, administrative, arbitration or other proceedings or governmental investigations (except tax audits) ("Proceedings") pending or, to the knowledge of TEMIC and/or the Seller, threatened in writing, against TSG or the TSG IC Subsidiaries, which are reasonably expected to result in a damage award of more than DM 1,000,000 individually are disclosed on Schedule 12.6. Except for Proceedings relating to environmental or tax matters, there are no Proceedings pending or, to the knowledge of TEMIC and/or the Seller, threatened in writing, involving TSG or the TSG IC Subsidiaries (other than Maxim, SGS Thompson and IBM) which will result in aggregate damage awards of more than the sum of DM 2,000,000.

(7) a) Except as set forth on Schedule 12.7, to the knowledge of TEMIC and/or the Seller, TSG and the TSG IC Subsidiaries are in compliance with all Environmental Law (as hereinafter defined) as presently in effect, except for such violations which could not reasonably be expected individually to have a Material Adverse Effect in excess of DM 500,000. Except as set forth on Schedule 12.7, to the knowledge of TEMIC and/or the Seller, neither TSG nor any of the TSG IC
          Subsidiaries has received any written communication from a governmental authority that alleges that such company is not in compliance with all applicable Environmental Law as presently in effect, except for such events of noncompliance which could not reasonably be expected to have a Material Adverse Effect in excess of DM 200,000 in each individual case. All material permits and other governmental authorization currently held by TSG pursuant to an Environmental Law are identified on Schedule 12.7.

     b) Except as set forth on Schedule 12.7, there is no Environmental Claim (as hereinafter defined) pending, or, to the knowledge of TEMIC and/or the Seller, threatened in writing against TSG or any of the TSG IC Subsidiaries or, to the knowledge of TEMIC and/or the Seller, against any person or entity whose liability for such an Environmental Claim TSG or any of the TSG IC Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such Environmental Claims which could not reasonably be expected to have a Material Adverse Effect in excess of DM 200,000.

     c) As used herein, the following terms shall have the meaning set forth below:

               (i) "Environmental Claim" means any claim or notice in writing, received by TEMIC, the Seller, TSG or any of the TSG IC Subsidiaries by any person or any entity alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials (as hereinafter defined) at any location, whether or not owned by TSG or any of the TSG IC Subsidiaries or (b) any violation, or alleged violation, of any Environmental Law.

               (ii) "Environmental  Law"  means all  federal,  state,  local and foreign laws and regulations relating to pollution or protection of human health or the environment applicable to the property and business of TSG or any of the TSG IC Subsidiaries.

               (iii)"Hazardous  Materials" means materials defined as "hazardous substances", "hazardous wastes", "solid wastes" or words of similar import in any Environmental Laws, as presently in effect.

(8) Except as set forth on Schedule 12.8, and except for standard corporate policy, and except as provided for by law or collective bargaining agreements or similar provisions, neither TSG nor, to the knowledge of TEMIC and/or the Seller, any of the TSG IC Subsidiaries is a party to or bound by any contract, agreement or arrangement with its employees regarding an obligation to make severance payments in case of a termination of employment.

(9)      Intellectual property

         a) Except for such intellectual property the absence of which is not material, Schedule 12.9 sets forth the following:

                  (i) all intellectual property rights (including applications) that have been registered for TSG or any of the TSG IC Subsidiaries in the corresponding registry, and

                  (ii) all licences to intellectual property rights and copyrights (except for standard software) that have been licensed to TSG or any of the TSG IC Subsidiaries on the basis of a licence agreement or other right (passive licences), and

                  (iii) all licences granted by TSG or any of the TSG IC Subsidiaries to third parties (active licences).

                  Schedule 12.9 is not intended to contain

                  -   standard software licences;
                  -   internal licences between any of the TSG IC Subsidiaries;
                  - licences under the foregoing subpara. (iii) that are implicitly granted to customers in agreements with
                      customers,   including   licences  to  allow   design,
                      service, repair and similar services to be performed by third parties.

                  The intellectual property rights set forth on Schedule 12.9 pursuant to subpara. (i), above are hereinafter referred to as the "Intellectual Property Rights"; the trademarks contained therein are hereinafter referred to as the "Trademarks".

         b) The Intellectual Property Rights registered for TSG or any of the TSG IC Subsidiaries are owned by the respective company and to the knowledge of TEMIC and/or the Seller free and clear of any encumbrances or other rights of third parties, except for employee inventor rights, sublicenses, and, to the extent included on Schedule 12.9, cross license agreements and co-ownership rights.

         c) None of the Intellectual Property Rights, except applications, has been adjudicated unenforceable or ineffective in any other manner. Neither the Seller nor TEMIC has any knowledge that any of the Intellectual Property Rights is not valid or not subsisting.

         d) The Intellectual Property Rights and the other intellectual property rights including licences provided in this Agreement to be conveyed to TSG and the

                  TSG IC Subsidiaries are all material intellectual property rights which belong to or are lawfully used in the Business as defined in Section 1 (9) of the Vishay-Temic Agreement.

(10)     a)       Except as set forth on Schedule  12.10.a,  TSG or any of the
                  TSG  IC  Subsidiaries   -----------------   incorporated  in
                  Germany have not entered into agreements with its works council with respect to maintaining a certain number of workers, a certain organization or salaries and wages that are effective past December 31, 1997. All pension plans applicable to employees of TSG or employees of TSG IC
                  Subsidiaries  incorporated  in Germany are also set forth on
                  Schedule 12.10.a. Except as set forth on Schedule 12.10.a, to the knowledge of TEMIC and/or the Seller, there is no strike, work stoppage, work slowdown or other material labor disturbance involving employees of TSG or any of the TSG IC
                  Subsidiaries pending, or to the knowledge of TEMIC and/or the Seller, threatened.

         b) A true, correct and complete list dated January 31, 1998 of all employees of TSG and the TSG IC Subsidiaries in the form of the personnel statistics as routinely prepared as part of the internal reporting system used by them is attached as
                  Schedule 12.10.b.

(11) Schedule 12.11 is a complete and accurate list of all material insurance policies currently carried by TSG and the TSG IC Subsidiaries (summarizing in all material respects the amount and scope of the coverage provided by each such policy). Each such insurance policy is in full force and effect and there is no material default by TSG or any of the TSG IC Subsidiaries with respect to any provision contained in any such insurance policy, including, without limitation, any failure to give any notice or to present any claim under any such policy in a timely fashion or in the manner or detail required by the policy, except for such defaults or failures, which, individually or in the aggregate, could not be expected to be material.

(12) a) The Seller has previously furnished to the Purchaser the audited balance sheets of TTMG and those of its direct or indirect subsidiaries relating to the semiconductor business as of December 31, 1996 listed on Schedule 12.12.a (the "GERMAN AUDITED BALANCE SHEETS" or "AUDITED BALANCE SHEETS") and the related audited income statements of TTMG and of its direct or indirect subsidiaries listed on Schedule 12.12.a for the fiscal year then ended (together with the notes thereto) accompanied by the report thereon of the independent public accountants (collectively with the German Audited Balance Sheet, the "GERMAN AUDITED FINANCIAL STATEMENTS" or the "AUDITED FINANCIAL STATEMENTS"). The Audited Balance Sheets (including the related notes) as of the time when they were prepared fairly present in all material respects the financial position of the companies concerned therein as of De-cember 31, 1996, and the other related year-end statements included in the Audited Financial Statements (including the related notes) fairly present in all material respects the results of operations of the companies included therein for the fiscal year then ended.

     b) In addition to the Pro Forma Balance Sheet including the related income statement, the Seller has furnished to the Purchaser pro forma interim consolidated financial statements (including related income statements) for the Business (comprised of the Discrete Business and the IC Business) as of June 30, 1997, September 30, 1997, and December 31, 1997, which were routinely prepared in accordance with Schedule 12.12.b ---------------- consistently applied as part of the internal reporting system used by TSG and the Subsidiaries (collectively, including the Pro Forma Balance Sheet, referred to as the "PRO FORMA FINANCIAL STATEMENTS").

                  (i) The Pro Forma Financial Statements, as of the time when they were prepared, fairly present in all material respects the financial positions of the Business as of the respective dates thereof and the results of operations of the Business for the respective time periods covered thereby.

                  (ii) Except in connection with the transactions referred to in or contemplated by this Agreement, since the time of the preparation of the pro forma interim consolidated financial statements as of September 30, 1997, (i) TSG and the TSG IC Subsidiaries have conducted the Business in all material respects only in the ordinary and normal course consistent with past practice, and (ii) there has not been any material adverse change in the operations or financial condition of the Business.

                  Due to the scope of this Agreement, this subclause (12) only grants rights to the Purchaser to the extent the IC Business is concerned.



(13) a) Schedule 12.13.a contains a true and complete list of the following important contracts to which TSG or any of the TSG IC Subsidiaries is a party (a "GERMAN TSG PARTY") and, collectively, the "GERMAN TSG PARTIES") and which have not yet been fully performed, except for contracts required to be disclosed in any other schedule to this Agreement and except for contracts exclusively relating to the Discrete Business:

                  (i) All manufacturers sales representatives agreements, distributor agreements (including franchises) or agreements providing for the services of an independent contractor if such agreement involves annual sales volume or an obligation of the German TSG Parties of more than DM 2,000,000.

                  (ii) All loan agreements, indentures, mortgages, pledges and security agreements, having (in the case of indebtedness) a principal amount or providing for (in the case of other agreements) aggregate payments in excess of DM 1,000,000 and all guaranties with a guaranteed amount in excess of DM 200,000.

                  (iii) All leases or lease purchase agreements providing for monthly payments in excess of DM 40,000 or annual payments in excess of DM 500,000.

                  (iv) All other contracts or agreements relating to the business or operations of the German TSG Parties which in the best judgement of the German TSG Parties are important to the business or operations of the German TSG Parties and which involve payments or receipts by the German TSG Parties of more than DM 2,000,000 individually.

         b) Schedule 12.13.b contains a list of all material contracts of TSG and the TSG IC Subsidiaries with the United States or any foreign government or any agency or department of any thereof pursuant to which TSG or any of the TSG IC Subsidiaries is entitled to receive grants, subsidies or similar financial support.

         To the knowledge of TEMIC and/or the Seller, the validity or enforceability of the contracts listed on Schedule 12.13.a and 12.13.b has not been legally contested or questioned in writing. To the knowledge of TEMIC and/or the Seller, there does not exist any breach or default on the part of TSG or any of the TSG IC Subsidiaries or the other party thereto under any of the contracts listed on Schedule 12.13.a and 12.13.b, except such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect in excess of DM 4 million.

(14) All financial and other obligations which might result from the judgement of the Supreme Court in Manila dated December 12, 1997 or related judgements pertaining to the lay-off of workers and employees by TEMIC Telefunken microelectronic (Philippines) Inc. are exclusively obligations of TEMIC Telefunken microelectronic (Philippines) Inc. and shall have no financial impact on TEMIC Semiconductors (Phils.) Inc., TSG or the TSG IC Subsidiaries.

(15) Except as set forth on Schedule 12.15 and except for each event of non-compliance or violation which would not have a Material Adverse Effect in excess of DM 2,000,000, (i) to the knowledge of TEMIC and/or the Sellerduring the three year period immediately preceding the date of this Agreement, TEMIC, TSG and the TSG IC Subsidiaries have conducted their respective businesses in material compliance with all material applicable laws, and (ii) neither TEMIC, the Seller nor TSG nor any of the TSG IC Subsidiaries have received any written notice of violation of any applicable regulation, ordinance or other law which is applicable and material to the Business. Only as a clarification of the general rule contained in subcl. (28), it is hereby stated that this subcl. (15) shall not apply to subject matters of an area which can be the subject of a representation and warranty where this Agreement contains a specific warranty, in other words, this subcl. (15) shall not apply, e.g., to any environmental matter, whether or not covered by subcl. (7), because environmental warranty matters are conclusively dealt with in that subcl. (7).

(16) TSG and each of the TSG IC Subsidiaries has complied in all material respects with all specifications and other requirements of the U.S. Government (including, but not limited to, the Department of Defense and NASA) (the "U.S. Government"), made applicable by the U.S. Government to the design and manufacturing of the products manufactured by TSG and each of the TSG IC Subsidiaries and directly, or with the knowledge of TSG or TSG IC Subsidiaries, sold to the U.S. Government, except for all such instances or events of non-compliance which would not, in the aggregate, have a Material Adverse Effect in excess of DM 1 million. In addition, TSG and each of the TSG IC Subsidiaries have complied in all material respects with all (i) government or military specifications or requirements and Qualified Product Lists of the U.S. Government published from time to time by the Defense Supply Center which are applicable to products manufactured by the Business (the "Qualified Product Lists") and (ii) established reliability, testing, quality assurance or other similar procedures and/or regulations (including, but not limited to, procurement regulations relating to the failure to comply with such procedures and/or regulations) of the U.S. Government incorporating such standards applicable to any products manufactured by the Business prior to the date hereof, except for all such instances or events of non-compliance and all failures to establish such standards which would not, in the aggregate, have a Material Adverse Effect in excess of DM 1000,000.

(17)     Intentionally left blank.

(18) Schedule 12.18 contains a list of all contracts between TSG or any of the TSG IC Subsidiaries, on the one hand, and the Seller or any company in which Vishay or Daimler Benz AG hold a (direct or indirect) majority interest (in terms of capital and votes), on the other hand, which (i) have a term that will continue past the IC

         Transfer Date, and (ii) have resulted in annual payment obligations of TSG or any of the TSG IC Subsidiaries in excess of DM 1 million. Additionally, Schedule 12.18 contains a list of all contracts between TSG on the one side and any of the TSG IC Subsidiaries on the other side with the same conditions referred to under (i) and (ii) of the preceding sentence.

(19)     Intentionally left blank.

(20) Schedule 12.20 contains a true and complete list of the 10 major customers and suppliers of the IC Business. Neither TEMIC nor the Seller nor TSG nor the TSG IC Subsidiaries have any reason to believe that any of the three largest customers listed on Schedule 12.20 will not, in all material respects, continue its customer relationship with the IC Business after the Effective Time.

(21) Schedule 12.21 contains a true and complete list of the current directors and officers (or the persons holding equivalent positions, where applicable) of TSG and each TSG IC Subsidiary.

(22) Schedule 12.22 contains a true and complete list of all major bank accounts of TSG.

(23) The Seller has previously made available to the Purchaser true and complete copies of the standard warranty provided by TSG and the TSG IC Subsidiaries on sales orders and other related documents which are delivered in connection with product sales. Except as set forth on
         Schedule 12.23, TSG's and the TSG IC Subsidiaries' customary practice is to include only such standard warranty.

(24)     Intentionally left blank.

(25) Subject to the drop down transactions of TSG registered in December 1997, the assets, liabilities and operations of TSG and its Affiliates are substantially the same as the assets, liabilities and operations of the "TEMIC Semiconductor" business as it was previously conducted and offered by TEMIC to the Seller and which formed the basis of the Pro Forma Balance Sheet and the other Pro-Forma Financial Statements.

(26) Neither TEMIC nor the Seller has any reason to believe that the relationship with Tomen will materially negatively change as a result of the consummation of the transactions contemplated hereby.

(27) Except for the warranties set forth or referred to in this Section 12, or expressly set forth elsewhere in this Agreement, the Seller expressly gives no other warranties, whether express or implied; any such other warranties are expressly excluded.

(28) The parties hereto are in agreement that if two or more of the representations and warranties contained in this Agreement relate, directly or indirectly, to the same subject matter, the more specific representation and warranty shall be deemed to be the only representation and warranty with respect to such subject matter and the Purchaser shall not have any indemnification claim against the Seller as a result of an inaccuracy of the more general representation and warranty.

(29) It is not considered a misrepresentation or a breach of warranty if an item of information is not set forth on the corresponding Schedule but contained in another Schedule or elsewhere in this Agreement.


13.
INDEMNIFICATION

(1) If and to the extent that one or several of the representations or warranties given by the Seller should be inaccurate, the Purchaser is entitled to claim restitution of the warranted situation or, if and to the extent that this is not possible or if and to the extent restitution is refused, monetary damages except as limited elsewhere in this Agreement. The claim for monetary damages exists in the amount that is necessary to establish the situation as it has been represented and warranted, or, if that is not possible, in the amount which is inevitably necessary to make up for the foreseeable direct damage directly attributable to the breach of warranty. In determining the amount of damages, no missed profit (entgangener Gewinn) or other consequential damage (mittelbarer oder Folgeschaden) shall be included.

(2) Except as otherwise expressly provided in this Agreement, the right of the Purchaser to assert a claim under subcl. (1) above or under any other provision or in connection with this Agreement shall expire on March 31, 1999 (statute of limitation, Verjahrungsfrist). Required and sufficient for complying with this period is the assertion of a claim against the Seller in writing setting forth conclusively in reasonable detail the facts that support the claim and specifying in detail the amount thereof. The assertion of a claim in this manner constitutes an interruption (Unterbrechung) of the running of the above term, for a period of six months, solely in respect of the claim asserted and the factual basis therefor.

(3) During the period under subcl. (2) above the Purchaser agrees to give the Seller prompt notice, in form and substance as provided in subcl. (2) above, of any event, or any written claim by a third party of which Purchaser, obtains knowledge, which could give rise to any damage, liability, loss, cost or expense as to which it may request monetary damages under subcl. (1) of this Section in order to provide the Seller with the opportunity to bring about the warranted situation or to mitigate the damages, but the failure to give such prompt notice shall not affect the Purchaser's rights hereunder, except to the extent the Seller were materially and adversely prejudiced thereby.

(4)    Notwithstanding subcl. (2) above

       a) the statute of limitations for asserting any deficiencies in legal title to the TSG Share and the shares in the TSG IC Subsidiaries shall be five years from December 31, 1997;

       b) the statute of limitations for asserting a claim under Section 11 hereof shall in respect of TSG and the TSG IC Subsidiaries be three months after the date of the finality of the tax assessment after the respective tax audit.

(5) The principles of offsetting benefits from damaging events (e.g. insurance payments, offsets of reserves, tax effects etc.) against the damage (Vorteilsausgleichung) shall be applied. This shall include, but not be limited to the following:

              If after the Effective Time, TSG or any of the TSG IC Subsidiaries should reduce the scope of its insurance vis-a-vis the current status, it shall be assumed, for purposes of applying the rules on offsetting losses against benefits from the damaging events
              (Vorteilsausgleichung), that no such reduction of the scope of insurance has occurred. This assumption shall not apply to any reduction in the scope of insurance of TSG or any of the TSG IC Subsidiaries (i) if such reduction is the result of an extraordinary industrywide increase of the premiums charged for maintaining the relevant insurance coverage at current levels and if, as a result of such increase, a substantial number of businesses competing with the Business have similarly reduced the scope of their respective insurance, or (ii) if a type of insurance previously carried by TSG or a TSG IC Subsidiary is no longer available throughout the insurance industry.

(6)    Rescission   because  of  error   (Irrtumsanfechtung)  and  termination
       pursuant toss.463 German Civil Code ("BGB") (Wandelung) are excluded.

(7) A claim under subcl. (1) can be raised only if and to the extent the amount of a justified individual claim exceeds the minimum amount of DM 125,000and if and to the extent the total amount of all individual claims raised (if and to the extent they each exceed DM 125,000) exceeds DM 3,500,000 in the aggregate.

(8)    All other claims of the Purchaser  against  Seller under or in connection
       with  this  Agreement  are  excluded,   to  the  extent  permitted  under
       applicable law, except as expressly provided in this Section 13.

(9) Except for any liability arising from a deficiency in legal title of the TSG Share or a deficiency in TSG's title in the shares in MHS S.A., Seller's total liability to pay damages under and in connection with this Agreement and its consummation is limited to the higher of (i) US-$ 11 million and (ii) the total amount recovered by the Seller under the Vishay-Temic Agreement.

(10) No party shall be liable for an unintentional inaccuracy of a representation or warranty to the extent that the inaccuracy has been disclosed to the other party by way of the information contained in this Agreement and its Schedules.

(11) Claims relating to or resulting from warranties which are given herein "To the knowledge of ..." or "have no knowledge ..." or are in some other way linked to "knowledge", can be asserted only if such warranties in a provable way were given despite the actual, not deemed or constructive, knowledge (tatsachliches, nicht zugerechnetes oder fiktives Wissen) of the director(s) (Geschaftsfuhrer) of the company (or companies) whose knowledge is relevant, of the inaccuracy of the warranty so given. The phrase "to the knowledge of ..., there is no ..." or phrases of similar construction are to be interpreted to mean that the relavant company is not aware of any facts which would make the statement inaccurate. Knowledge of Messrs. Hans-Peter Eberhardt, Dr. Frank Heinricht, Dr. Gerhard Bolenz, Richard Kulle, Michel Thouvenin, if any, shall be deemed to be knowledge of TEMIC. Knowledge of Mr. Avi Eden shall be deemed to be knowledge of the Seller. The warranties which are given "to the knowledge" or "have knowledge" or are in some other way linked to "knowledge" or "no knowledge" are given by the person or persons after such person or persons having conducted reasonable inquiries expected from a diligent businessman (ordentlicher Geschaftsmann).

(12) Unless explicitly provided to the contrary, the remedies of the Purchaser against the Seller under Sec. 13 and Sec. 14 shall be limited to the remedies realized and/or amounts recovered by the Seller under the Vishay-Temic Agreement, provided however, that such limitation shall not apply in case that a remedy under the Vishay-Temic Agreement should not be realized and/or an amount not be recovered by the Seller, whether in full or only partially, on the basis that

         - certain information, which has not been disclosed in the Vishay-Temic Agreement or in this Agreement, at any time, was available, or was deemed or imputed to have been available, to the Seller but not to the Purchaser, or that

         - the effects of the event triggering the remedy are offset, or are compensated in any other way, by benefits, of which the economic effect is not allocated and flowing to the Purchaser in full under this Agreement, or that

         - the Seller, or any person whose acts or omissions to act are imputed to the Seller, has taken, or has omitted to take, or has refrained from taking, any action, whether of a legal or factual nature, after the execution of the Vishay-Temic Agreement, or that

         - the Seller has not, or is deemed to have not, suffered damages or negative effects of any kind for the reason that it has entered into this Agreement, or that

         - the Seller has settled, or has waived, or forfeited in any way, any rights and remedies it would otherwise have had under the Vishay-Temic Agreement.

         unless the failure of the Seller to realize a remedy and/or to recover an amount under the Vishay-Temic Agreement was the result of the Purchaser's failure to give prompt notice to the Seller according to Sec. 13.3 above.

         In case that any of the above circumstances should result merely in a limited availability to the Seller of remedies under the Vishay-Temic Agreement, the remedies of the Purchaser under this Agreement shall be available to the Purchaser to the extent they would have been available if such circumstance had not occurred or become existent.

         In case that a remedy under the Vishay-Temic Agreement should not be available to the Seller as a result of caps or any maximum amounts agreed in the Vishay-Temic Agreement being reached due to other remedies asserted by the Seller, which do not directly relate to remedies asserted by the Purchaser against the Seller under this Agreement, the total maximum amount of the remedies of the Seller under the Vishay-Temic Agreement shall be allocated proportionally to the total amount of the remedies asserted by the Purchaser against the Seller under this Agreement on the one side and to the total amount of the other unrelated remedies asserted by the Seller under the Vishay-Temic Agreement on the other side. The same shall apply, mutatis mutandis, to the case that caps or maximum amounts agreed in the Vishay-Temic Agreement for certain defined events are reached, with the provision that the allocation shall then be made to the total amount of the remedies asserted by the Purchaser against the Seller for such defined events on the one side and the total amount of the other unrelated remedies asserted by the Seller for such defined events under the Vishay-Temic Agreement on the other side.

         In case that a remedy under the Vishay-Temic Agreement should not be available to the Seller as a result of baskets or minimum amounts agreed in the Vishay-Temic Agreement, and provided that such baskets or minimum amounts would be reached if the Seller asserted other claims it has or had under the Vishay-Temic Agreement, the baskets or maximum amounts agreed in the Vishay-Temic Agreement shall be deemed not be applicable and do not limit Purchasers remedies hereunder. In case that baskets or minimum amounts agreed in this Agreement should result in negative effects to the Purchaser not being compensated in full, and provided that the Seller is entitled to full compensation under the Vishay-Temic Agreement, the respective baskets or minimum amounts shall be deemed not to be applicable and do not limit Purchaser's remedies hereunder.

         In case that retainers agreed in this Agreement or in the Vishay-Temic Agreement should result in negative effects to the Purchaser not being compensated in full, and provided that other unrelated remedies are available to the Seller under the Vishay-Temic Agreement, which fall under the same or similar retainer, then the negative effects of such retainer shall be allocated proportionally on the Seller and the Purchaser according to the principles stated above for the case of caps or maximum amounts applied mutatis mutandis. Any retainers, baskets or minimum amounts agreed in this Agreement for remedies of the Purchaser shall have priority over thresholds for retainers, baskets or minimum amounts defined differently in the Vishay-Temic Agreement, with the effect that the remedies under this Agreement shall be available for the Purchaser against the Seller even though the respective remedy should not be available to the Seller under the Vishay-Temic Agreement as a result of such different definition of thresholds.

         Without limiting any of the above, as a general principle it is understood that the Purchaser should be treated as, and should be put into the position it would be in,if any and all of the representations and warranties given to the Seller in the Vishay-Temic Agreement had been directly given to the Purchaser, and if the Purchaser had been the "German Purchaser" under the Vishay-Temic Agreement.

         The limitation of Seller's liability under this Sec. 13.12 does not apply to warranties, which were given despite of the Seller's knowledge (as defined in Sec. 13.11) of their inaccuracy and if such inaccuracy is not known to the Purchaser. It does further not apply to the warranty in Sec. 12.3 nor to the warranties under Sec. 12.4, 12.5, 12.18, 12.20 and 12.26 insofar as these warranties relate to the Seller, Vishay, or any companies in which Vishay holds a majority interest.


14.
INHERITED ENVIRONMENTAL LIABILITY

If and to the extent TSG or any of the TSG IC Subsidiaries suffers any liability or incurs any costs or expenses relating to environmental matters the only remedy of the Purchaser, in lieu of the first sentence of Section 13 (1), shall be a compensation claim under the terms and subject to the conditions set forth in paragraphs a) through d) of this section 14.

a) If and to the extent that TSG or a TSG IC Subsidiary after the IC Transfer Date is ordered with final and binding effect by an order, judgment or similar decree issued by a competent governmental agency or court of law to eliminate Inherited Environmental Liability (as defined hereinafter), and if the TSG IC Subsidiary or the Purchaser or a company affiliated with the Purchaser has not taken the initiative or otherwise promoted the issue of the order, judgment or similar decree (compliance with duties to report, the failure of which is subject to fines or penalties, shall not constitute an initiation or promotion in the foregoing meaning) Seller shall indemnify (in this context: freihalten) TSG or TSG IC Subsidiary. The duty to indemnify shall exist only with respect to costs of the measures necessary for TSG or TSG IC Subsidiary to comply with the order, judgment or similar decree (including any necessary investigation costs, attorneys fees and court costs arising in connection with the defense, if any).

b) The obligation of Seller pursuant to subcl. a) above shall exist only with respect to costs for which subcl. a) above provides for indemnification and only if and to the extent such costs exceed DM 1.5 million.

b) Notwithstanding Section 13, above, the statute of limitations for asserting a claim for indemnification under this Section 14 shall be 63 months from the IC Transfer Date.

c) "Inherited Environmental Liability" means any Environmental Claim resulting from accumulations of Hazardous Materials existing on the IC Transfer Date in the ground, in buildings, in other components of real property or in ground water which under relevant provisions of Environmental Law are not allowed to be present and the elimination of which can legally be demanded by a governmental agency or a third party.

15.
COOPERATION

(1) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercial best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effect the transactions contemplated by this Agreement, including, without limitation, obtaining all required consents and approvals, making all required filings and applications and complying with or responding to any requests by governmental agencies. For purposes of the foregoing sentence, the obligation of the Seller and the Purchaser to use best efforts to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or to incur additional obligations to such other parties.

(2) From time to time Seller shall use its commercially reasonable efforts to cause TEMIC (to the extent the Vishay Companies are so entitled pursuant to Section 15 (5) of the Vishay-Temic Agreement) and TSG and its Affiliates to execute and deliver such documents to the Purchaser as the Purchaser may reasonably request in order more effectively to consummate the transactions contemplated hereby, to the extent permitted under applicable laws. From time to time the Purchaser shall use its commercially reasonably efforts to cause TSG and the TSG IC Subsidiaries to execute and deliver such documents toSeller as the Seller may reasonably request in order more effectively to consummate the transactions contemplated hereby, to the extent permitted under applicable laws. In case at any time after the IC Transfer Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement will take or cause its appropriate officers and directors to take all such necessary or desirable actions.

(3) The Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, and neither Seller nor the Purchaser shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. in the U.S. or any rules or regulations of a securities exchange in any other country upon which the securities of any issuer are traded.

16.
FILINGS, COMPLIANCE WITH ANTITRUST LAWS

The Purchaser and Seller shall use their best efforts to file, or cause their respective ultimate parent entity to respond as promptly as practicable to all inquiries or requests for additional information or documentation received from the German Federal Cartel Office. The Purchaser and Seller will coordinate and cooperate with one another in exchanging such information and provide reasonable assistance as another may request in connection with all of the foregoing.


17.
PARENT COMPANY GUARANTEES

(1) Vishay hereby guarantees to the Purchaser the fulfillment of all obligations of the Seller under this Agreement or as a consequence of the Spin-off (joint and severally liability).

(2) Atmel hereby guarantees to the Seller the fulfillment of all obligations of the Purchaser under this Agreement or as a consequence of the Spin-off (joint and severally liability).


18.
OTHER COVENANTS

(1)    Mutual "favored vendor" status:

       Seller and Purchaser contemplate that they and their Affiliates will continue (also after the Spin-off) to purchase their requirements of goods manufactured by the respective other group, provided that such goods are offered on competitive terms and conditions, including, without limitation, competitive quality and pricing. Upon request of either side, they shall use their best efforts to set forth the details of such business relationship in an agreement or agreements.

(2)    Names and trademarks:       Telefunken, TFK and TEMIC

         a)       Names

                  aa) Neither the Purchaser, the Purchaser Spin Off Company, TSG nor any of the TSG IC Subsidiaries shall be entitled to use of the company name Telefunken in any form or context or place; in particular not as part of a firm name of TSG, the Purchaser Spin Off Company or a TSG IC Subsidiary.

                  bb) The parties acknowledge that Seller, Purchaser, the TSG IC Subsidiaries, the TSG Discrete Subsidiaries, the Purchaser Spin-off Company and the Seller Spin-off Company are entitled to use the name "TEMIC" as part of their firm names on a world-wide, royalty-free basis according to Section 3 of the Trademark and Name License Agreement concluded between TEMIC and TSG of March 2, 1998 attached as Schedule 18.2.a.bb.


         b)       Trademarks TFK, Telefunken Star and Telefunken

                  According to Section 19 (8) (b) of the Vishay-Temic Agreement, TSG has been granted a license to use the trademarks
                  "Telefunken",  "Telefunken  Star"  and "TFK"  under  terms and conditions specified in the Trademark License Agreement attached as Schedule 18.2.b. concluded between Licentia Patent-Verwaltungs-Gesellschaft mbH and TSG on March 2, 1998 (for the purposes of this paragraph: the "License") with the right to grant sub-licenses to companies directly or indirectly controlled by Vishay or Atmel. The parties hereby agree that, on demand of the Purchaser, TSG shall sub-license to the TSG IC Subsidiaries and the IC Spin-off Company all rights acquired under the License under the same terms and conditions as set out in the License, provided, however, that the TSG IC Subsidiaries and the IC Spin-off Company shall not be entitled to make use of such sub-license in the Discrete Business and the TSG Discrete Subsidiaries and the Discrete Spin-off Company shall not make use of the License in the IC Business.

         c)       Trademark Temic

                  According to Section 19 (8) (c) of the Vishay-Temic Agreement, TSG has been granted a license to use the trademark "TEMIC" under terms and conditions specified in the Name and Trademark License Agreement attached as Schedule 18.2.a.bb. concluded between TEMIC and TSG on March 2, 1998 (for the purposes of this paragraph: the "License") with the right to grant sub-licenses to companies directly or indirectly controlled by Vishay or Atmel. The parties hereby agree that, on demand of the Purchaser, TSG shall sub-license to the TSG IC Subsidiaries and the IC Spin-off Company all rights acquired under the License under the same terms and conditions as set out in the License.

(3)      Patents licensed to TSG

         According to Section 19 (2) (a-c) of the Vishay-Temic Agreement, TSG has been granted a license to use the intellectual property rights listed on Schedules 19.2a,

         19.2b and 19.2c of the Vishay-Temic Agreement under terms and conditions specified in the three Patent License Agreements attached as Schedule 18.3 concluded between TSG as licensee and Licentia Patent-Verwaltungs-Gesellschaft mbH, Daimler-Benz Aktiengesellschaft and TEMIC TELEFUNKEN microelectronik GmbH as licensor on March 2, 1998 (for the purposes of this paragraph: the "License") with the right to grant sub-licenses to companies directly or indirectly controlled by Vishay or Atmel. The parties hereby agree that, on demand of the Purchaser, TSG shall sub-license to the TSG IC Subsidiaries and the IC Spin-off Company all rights acquired under the License under the same terms and conditions as set out in the License.

(4)      Patents of TSG; Cross-license

          (a) The parties agree that (i) all patents and other intellectual property of TSG which relate to the IC Business will be part of the Spin-off into the Purchaser Spin-off Company and (ii) all patents and other intellectual property of TSG which relate to the Discrete Business will be part of the Spin-off into the Seller Spin-off Company.

          (b) Patents and other intellectual property which relate to both, the IC and the Discrete Business, shall remain with TSG. TSG shall license the right to use such intellectual property (including the right to grant sub-licenses to Affiliates) (i) to the Seller, the TSG Discrete Subsidiaries and the Discrete Spin-off Company for semiconductor components belonging to the Discrete Business ("Discrete Product Scope")and (ii) to the Purchaser, TSG IC Subsidiaries and the IC Spin-off Company for semiconductor components belonging to the IC Business ("IC Product Scope"). The licenses granted by TSG shall be worldwide, unlimited in time and royalty free.

          (c) The Seller Spin-off Company and the Purchaser Spin-off Company shall grant cross licenses to each other with respect to the patents which were transferred to the them according to Section 18 (4) (a) limited to their respective product scope (i.e. IC Product Scope or Discrete Product Scope as the case may be).

(5)    Articles of Association of TSG

       As soon as possible after the fulfillment of the condition precedent contained in Section 2 (b) hereof, the Seller and the Purchasershall convene a shareholders' meeting of TSG and resolve to adopt new articles of association reflecting the principles referred to herein and otherwise the character of a 50/50 joint venture. Until the time of registration of such new articles of association, the Seller and the Pur-
       chaser shall,  to the  extent legally  possible,  behave  and treat each
       other  as if  the new  articles  of  association  would  already   be in
       effect.

(6) Beginning with the effectiveness of the Spin-off, Seller and Purchaser shall ensure that TSG executes service agreements regarding all services presently rendered (within TSG) by the employees remaining with TSG, all at-arms'-length conditions.

(7)    Non-compete covenant

       Seller shall, with respect to the IC Business, assign to the Purchaser or use (if the assignment is not possible) all its rights under Section 19
       (4) of the Vishay-Temic Agreement (including, without limitation, upon the Purchaser's instruction the filing of legal action).


19.
MISCELLANEOUS

(1) This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto, unless a more stringent form is required by applicable law.

(2) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of any other obligation, covenant, agreement or condition or any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth herein.

(3) If one or several provisions of this Agreement should be or become invalid or unenforceable, the remaining provisions hereof shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be replaced by such valid or enforceable provision as the parties hereto would have chosen upon entering into this Agreement in order to reach the commercial effect of the provision to be replaced if they had foreseen the invalidity or unenforceability at that time. The foregoing shall also apply to matters as to which this Agreement is silent (Lucke im Vertrag). If a provision of this Agreement should be held invalid by a competent court or arbitration tribunal because of the scope of its coverage (such as territory, subject matter, time period or amount), said provision shall not be deemed to be completely invalid but shall be deemed to be valid with the permissible scope that is nearest to the originally agreed-upon scope.

(4) The Arbitration Agreement (as hereinafter defined) and this Agreement, including all Schedules and Exhibits hereto, constitute the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or among or between any of them with respect to such transactions, provided, however, that such prior agreements and understandings may to the extent necessary and appropriate be used in interpretation of this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

(5) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties except for assignments to Affiliates where the assignor remains liable to the other side for the fulfillment of the obligations of the assignee.

(6) Seller hereby represents and warrants to the Purchaser with respect to Seller and the Purchaser hereby represents and warrants to Seller with respect to the Purchaser, that no person or entity is entitled to receive from Seller or the Purchaser, respectively, any investment banking, brokerage or finder s fees or commissions or fees for financial consulting or financial advisory services in connection with this Agreement or the transactions contemplated hereby.

(7) All notices and other communications hereunder shall be in writing, unless a stricter form is required by applicable law. Notices and communications shall be deemed to have been received by the receiving party (i) on the date delivered if delivered in person; (ii) on the date of the transmission if sent by facsimile to the addresses set forth below; (iii) on the day following the date of dispatch if sent by overnight courier; and (iv) five days after mailing if sent by registered or certified mail (return receipt requested). The receiving party has the right to prove that actual receipt occurred at a later date. Notices and communications shall be sent only in the foregoing manner. Except in the case of personal delivery, a further condition to the effectiveness of receipt shall be that the notice or communication be sent to the following addresses, or to such other addresses of which a party may have informed the other party from time to time, which change of address shall be effective only when received by the other parties:

       a)     If to the Seller:

              Vishay Intertechnology, Inc.
              63, Lincoln Highway

              Malvern, PA 19355, U.S.A.
              Telephone:    (610) 644-1300
              Facsimile:    (610) 296-0657
              Attention:    Avi D. Eden

              With a copy to each of:

              1.     Hasche Eschenlohr Peltzer
                     Riesenkampff Fischotter
                     Niedenau 68
                     60325 Frankfurt am Main
                     Telephone:    (069) 71 70 10
                     Facsimile:    (069) 71 70 11 10
                     Attention:    Dr. Harald Jung

              2. Kramer, Levin, Naftalis & Frankel 919 Third Avenue New York, NY 10022, U.S.A. Telephone: (212) 715-9100 Facsimile:
                     (212) 715-8000 Attention: Mark B. Segall, Esq.

       b) If to the Purchaser:

              Atmel Corporation
              2325 Orchard Parkway
              San Jose, CA 95131
              Telephone:    (408) 436-4229
              Facsimile:    (408) 436-4377
              Attention:    Mike Ross

              With a copy to:

              Bruckhaus Westrick Heller Lober
              Taunusanlage 11
              60325 Frankfurt am Main
              Telephone:    (069) 273080
              Facsimile:    (069) 232664
              Attention:    Dr. Henning Oesterhaus

(8) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany (regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

(9) Unless otherwise specified herein, all costs, fees and expenses in connection with the execution and performance of this Agreement shall be borne by the party who incurs them, irrespective of whether this Agreement is actually performed. The notarial fees of this Agreement and the fees payable to the German Federal Cartel Office shall be borne by the Purchaser.